UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ]  PRE-EFFECTIVE  AMENDMENT  NO.  1  [  ]  POST-EFFECTIVE  AMENDMENT  NO.__

                        (CHECK APPROPRIATE BOX OR BOXES)

CALVERT  SOCIAL  RESPONSIBILITY  FUND, INC.               REGISTRANT'S TELEPHONE
NUMBER
(EXACT  NAME  OF  REGISTRANT  AS  SPECIFIED  IN CHARTER)          (301) 951-4800

ADDRESS  OF  PRINCIPAL  EXECUTIVE OFFICES               APPROX. DATE OF PROPOSED
PUBLIC
4550  MONTGOMERY  AVENUE                         OFFERING:  OCT.  31,  2000
SUITE  1000N
BETHESDA,  MD  20814

                     NAME AND ADDRESS OF AGENT FOR SERVICE:
                           WILLIAM M. TARTIKOFF, ESQ.
                        4550 MONTGOMERY AVE. SUITE 1000N
                               BETHESDA, MD 20814


NO FILING FEE IS DUE FOR REGISTRANT BECAUSE OF RELIANCE ON SECTION 24(F) OF THE INVESTMENT COMPANY ACT OF 1940.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission may determine.

Notice of Special Meeting of Shareholders/President's letter/Question & Answer/Prospectus and Proxy Statement/Question & Answer/Prospectus and Proxy Statement/Form of Proxy: incorporated by reference to Registrant's initial Pre-effective Amendment No. 1 on Form N-14, dated AUGUST 18, 2000, accession number 0001121624-00-000007.

Agreement and Plan of Reorganization: incorporated by reference to Registrant's initial Pre-effective Amendment No. 1 on Form N-14, dated AUGUST 18, 2000, accession number 0001121624-00-000007.

Part C: incorporated by reference to Registrant's initial Pre-effective Amendment No. 1 on Form N-14, dated AUGUST 18, 2000, accession number 0001121624-00-000007.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON BEHALF OF THE REGISTRANT BY THE UNDERSIGNED, THERETO DULY AUTHORIZED IN THE CITY OF BETHESDA, AND THE STATE OF MARYLAND ON
THE  __  DAY  OF  AUGUST,  2000.

                              CALVERT  IMPACT  FUND,  INC.


                         BY:  ________________________________
                                BARBARA  KRUMSIEK,  PRESIDENT


                                   SIGNATURES

PURSUANT TO THE REQUIREMENT OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT FOR CALVERT IMPACT FUND, INC. HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON _______________, 2000.

DIRECTORS  AND  OFFICERS  ETC.